Exhibit 99.1

Landec Corporation Reports Third Quarter and First Nine Months Fiscal Year 2011 Results

MENLO PARK, Calif.--(BUSINESS WIRE)--March 29, 2011--Landec Corporation (Nasdaq:LNDC), today reported results for the third quarter and first nine months of fiscal year 2011. For the third quarter of fiscal year 2011, revenues increased 26% to $73.5 million and net income increased 33% to $2.3 million compared to the third quarter of fiscal year 2010.

Third Quarter Results

Landec revenues increased $15.4 million during the third quarter of fiscal year 2011 compared to the third quarter of fiscal year 2010, primarily due to the recently acquired hyaluronan-based biomaterials subsidiary, Lifecore Biomedical, Inc., which generated $12.2 million in revenues. In addition, Apio, Inc. export revenues increased $3.7 million, or 43%, compared to the third quarter last year. Increases in revenues were partially offset by lower revenues from Apio’s value-added, fresh-cut vegetable business due to weather-related produce sourcing issues.

Net income increased for the third quarter of fiscal year 2011 to $2.3 million, or $0.09 per diluted share, due to the $4.2 million of net income before taxes from Lifecore. The increase in net income was partially offset by a $2.4 million decrease in Apio net income before taxes primarily due to Apio’s value-added business, and from a $917,000 increase in operating costs at Corporate, primarily attributed to an increase in stock based compensation expenses and higher accounting and tax service fees.

Gross margin improved 3.0 percentage points to 17.0% during the third quarter of fiscal year 2011 compared to 14.0% in the third quarter of fiscal year 2010, representing a 54%, or $4.4 million, increase in gross profit. This increase is attributed to $6.8 million in gross profit contributed by Lifecore, partially offset by the $2.6 million decrease in gross profit in Apio’s value-added business.

Gary Steele, Landec Chairman and CEO, commented, “Considerable progress was made during Landec’s third quarter including: (1) the continuing successful integration of Lifecore with very good results, (2) progress with Monsanto in going from laboratory chemistry to biological lab tests, (3) the advancement by Air Products using Landec’s Intelimer® technology for personal care products which has now been formulated into nearly 50 products, and (4) continuing expansion by Chiquita of its program for Fresh & Ready® Avocados packaged in Landec’s BreatheWay® technology.”

Nine Months Results

Landec revenues increased $28.6 million, or 16%, to $208.6 million for the first nine months of fiscal year 2011 compared to the same period a year ago. The increase in revenues was due to $27.0 million of revenues from Lifecore and a $7.1 million increase in Apio’s export business. These increases were partially offset by a $3.3 million decrease in revenues in Apio’s value-added business and a $2.1 million decrease in Apio’s domestic buy/sell business which Apio exited during fiscal year 2011.

Net income for the first nine months increased 22% to $6.7 million or $0.25 per diluted share compared to net income of $5.5 million or $0.20 per diluted share for the same period last year. Net income for the first nine months of fiscal year 2011 increased $1.2 million compared to the first nine months of last year, primarily due to the $7.7 million of net income before taxes from Lifecore. This increase was partially offset by a $3.4 million decrease in Apio net income before taxes primarily due to Apio’s value-added business. The increase in net income was also partially offset by a $2.0 million increase in operating costs at Corporate due primarily to (1) an increase in stock based compensation expenses, (2) an increase in R&D expenses due to the hiring of scientific staff, and (3) an increase in accounting and tax service fees. In addition, the increase in net income was partially offset by a $662,000 increase in income taxes and from $606,000 of Landec Ag operating expenses as a result of the amendment to our agreement with Monsanto in November 2009.

For the first nine months of fiscal year 2011 gross margin improved 3.7 percentage points to 17.3% compared to 13.6% in the first nine months of fiscal year 2010, representing a 48%, or $11.7 million, increase in gross profit. This increase is attributed to $15.2 million in gross profit contributed by Lifecore, partially offset by the $3.6 million decrease in gross profit in Apio’s value-added business.

Landec ended the quarter with $38.4 million in cash and marketable securities and for the first nine months of fiscal year 2011, Landec generated $12.4 million in cash from operations, a 76% increase over the same period last year.

Management Comments and Guidance

During the third quarter of fiscal year 2011, Landec announced that Apio purchased $15 million of Senior Preferred Shares and $201 of Common Shares in Windset Holdings 2010 Ltd. (“Windset”). The investment represents a 20.1% equity ownership by Apio in Windset. Greg Skinner, Landec’s CFO stated, “This investment includes a 7.5% annual cash dividend on the Senior Preferred Shares plus Apio will recognize quarterly 20.1% of the change in the fair value of Windset as non-operating income (loss). We are excited to be an investor in Windset, one of the leaders in hydroponically grown produce.”

Dennis Allingham, Lifecore’s CEO, said, “Lifecore's product revenues primarily consist of sales of hyaluronan raw material and aseptically filled hyaluronan finished goods. Orders are filled based on customer requests, which can vary significantly quarter to quarter and which can affect margins based on the sales mix. During the third quarter of fiscal year 2011, certain orders planned for the fourth quarter were filled and shipped at customers’ requests during the third quarter, resulting in the exceptionally strong third quarter for Lifecore in revenue and sales mix. Because some orders planned for the fourth quarter were shipped during the third quarter, we are currently projecting for the fourth quarter that Lifecore revenues will be approximately $5.5 million and that Lifecore will generate a net loss of approximately $600,000 as a result of product volume and sales mix timing. Overall, Lifecore is having an excellent year and is expected to exceed its plan for fiscal year 2011 for both revenues and income.”

“Going into our fourth fiscal quarter, we continue to experience adverse weather conditions with heavy rains throughout California,” stated Ron Midyett, Apio’s CEO. “We cannot predict what the weather conditions will be during the balance of our fiscal year 2011 or how the weather conditions might impact Apio’s value-added, fresh-cut vegetable business.”

Continued Mr. Steele, “We believe at this time that we can meet our existing guidance for revenue growth of 12% to 15%. However, as a result of the continuing weather related sourcing issues at Apio and the uncertainty about the impact these sourcing issues will have on our operating results during our fourth fiscal quarter, it would not be prudent at this time to declare new earnings per share guidance other than to state we believe our earnings per share should show growth over last year’s earnings per share of $0.29 after excluding the non-recurring charges in fiscal year 2010, but will probably fall short of the lower end of our recent earnings per share guidance for fiscal year 2011 of $0.34.”

“Landec’s strategy, as evidenced by the growth in revenues and gross margin during the first nine months of fiscal year 2011, is to continue to shift its revenue mix to higher margin businesses by identifying and taking advantage of high margin business opportunities and by investing in new product development,” concluded Mr. Steele.

Landec Third Quarter 2011 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, March 30, 2011 during which senior management of Landec will present an overview of results for the first nine months and third quarter of fiscal year 2011. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally investors can listen to the call by dialing (866) 282-0773 or (703) 639-1261 at least 5 minutes prior to the start. A replay of the call will be available through Wednesday, April 6, 2011 by calling (888) 266-2081 or (703) 925-2533, code #1517693.

Landec is a materials science company, leveraging its capability in polymer science and bio-application development in order to commercialize new products within a variety of life science fields, including food, agricultural, personal care and medical device applications. With its Intelimer® polymers, Landec is able to customize its proprietary polymer materials for each application through the manipulation of controlled release, temperature activation and biocompatibility properties. Landec’s subsidiary, Apio, has leveraged Landec’s BreatheWay® membrane to become the leader in U.S. fresh-cut specialty vegetables. Landec Ag offers a full solution of seed coatings and enhancements that work with the latest genetic technologies to drive continuous improvements in crop yield. Landec has also commercialized dozens of personal care, industrial and adhesive products through its long-standing partner relationships. Through its subsidiary, Lifecore Biomedical, Landec is now a premium supplier of hyaluronan-based biomaterials to the ophthalmic, orthopedic and veterinary markets worldwide. For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, the integration of Lifecore’s operations into the Company, the severity of the current economic slowdown, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 30, 2010 (See item 1A: Risk Factors) which may be updated in Part II. Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

--Tables and Q&A to Follow--

LANDEC CORPORATION CONSOLIDATED CONDENSED BALANCE SHEETS (In thousands)

	February 27, 2011	May 30, 2010
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$38,435	$48,238
Accounts and income taxes receivable, net	19,812	20,105
Inventories, net	18,934	16,107
Notes and advances receivable	191	241
Deferred taxes	1,304	1,262
Prepaid expenses and other current assets	2,165	2,989
Total Current Assets	80,841	88,942

Investments in non-public companies	15,793	793
Property and equipment, net	51,323	50,161
Intangible assets, net	57,113	57,256
Other assets	3,607	3,045
Total Assets	$208,677	$200,197

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$15,145	$14,703
Accrued compensation	2,885	2,043
Other accrued liabilities	3,170	3,277
Deferred revenue	3,966	3,391
Current portion of long-term debt	4,329	4,521
Total Current Liabilities	29,495	27,935

Long-term debt	16,501	19,249
Deferred revenue	—	1,000
Deferred taxes	10,080	8,801
Other non-current liabilities	11,313	10,737

Stockholders' Equity
Common stock	27	27
Additional paid-in capital	120,030	117,730
Accumulated other comprehensive loss, net of taxes	(212)	(179)
Retained earnings	19,863	13,206
Total Stockholders' Equity	139,708	130,784
Noncontrolling interest	1,580	1,691
Total Equity	141,288	132,475
Total Liabilities and Stockholders’ Equity	$208,677	$200,197

LANDEC CORPORATION CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (In thousands, except per-share data) (unaudited)

	Three Months Ended		Nine Months Ended
	February 27,	February 28,	February 27,	February 28,
	2011	2010	2011	2010
Revenues:
Product sales	$71,490	$55,812	$201,470	$172,694
Services revenues	549	721	2,600	2,800
License fees	1,350	1,350	4,050	4,050
Research, development, and royalty revenues	120	250	510	464
Total revenues	73,509	58,133	208,630	180,008

Cost of revenue:
Cost of product sales	60,548	49,324	170,272	153,259
Cost of services revenues	483	682	2,208	2,335
Total cost of revenue	61,031	50,006	172,480	155,594

Gross profit	12,478	8,127	36,150	24,414

Operating costs and expenses:
Research and development	2,275	999	6,762	2,880
Selling, general and administrative	6,458	4,386	18,183	13,138
Total operating costs and expenses	8,733	5,385	24,945	16,018
Operating income	3,745	2,742	11,205	8,396

Interest income	167	142	391	696
Interest expense	(196)	(4)	(631)	(8)
Other expense	(44)	—	(146)	—
Net income before taxes	3,672	2,880	10,819	9,084
Income taxes	(1,350)	(1,072)	(3,911)	(3,249)
Consolidated net income	2,322	1,808	6,908	5,835
Noncontrolling interest	(24)	(74)	(251)	(383)
Net income available to common stockholders	$2,298	$1,734	$6,657	$5,452

Diluted net income per share	$0.09	$0.07	$0.25	$0.20

Shares used in diluted per share computations	26,634	26,645	26,654	26,644

LANDEC CORPORATION
THIRD QUARTER ENDED FEBRUARY 27, 2011
QUESTIONS AND ANSWERS

1)	What impact did the produce sourcing issues have on the Company’s gross profit during the third quarter of fiscal year 2011 and what is the estimate for the full year?

Weather-related produce sourcing issues resulted in a reduction in gross profit of $2.4 million during the third quarter and $4.6 million through the first nine months of fiscal year 2011 due to: (1) poor harvest and production yields, (2) purchases on the open market considerably above contracted prices, (3) lost revenues due to produce shortages, (4) increased handling costs to sort poor quality produce, and (5) losses on sourcing arrangements with produce growers. We continue to experience weather-related sourcing issues during the month of March and at this time it is difficult to determine what impact weather will have on our fourth quarter and full year results. As mentioned earlier in this release, we are unable at this time to estimate the full year impact on our results from weather-related produce sourcing issues.

2)	How is the roll-out of the Chiquita’s Fresh & Ready Avocado program progressing?

We are pleased with the progress that Chiquita is making now that Chiquita’s avocado distribution capabilities are nationwide. The BreatheWay technology is performing as designed, maintaining shelf life for both retailers and consumers, and delivering fully ripened and ready-to-eat avocados. For the avocado program Chiquita is working with several large retailers and has continued to add several new retail stores as customers during our fiscal third quarter. According to Chiquita, retail stores participating in the program for Fresh & Ready avocados continue to report double digit sales increases with substantially lower shrink compared to conventional avocados.

3)	Can you remind us about the investment in Windset that Apio made during the third quarter?

As mentioned earlier, during the third quarter of fiscal year 2011, Landec announced that Apio purchased $15 million of Senior Preferred Shares and $201 of Common Shares of Windset. The investment represents a 20.1% equity ownership by Apio in Windset. The Company has elected to adopt the fair value accounting option for its Windset investment effective with the date of its investment.

Landec’s management team views Windset as the most advanced greenhouse operator in North America, where the demand for greenhouse grown varieties is rising rapidly. The hydroponic process uses no soil and a fraction of the water required in field production while benefiting from higher yields per acre without traditional weather-related risks. Windset has purchased 222 acres of land in the Santa Maria Valley of California near Apio’s operations, and is initially constructing 64 acres of indoor vegetable production for numerous varieties of hydroponically grown tomatoes to be completed this summer.

The non-voting Senior Preferred Shares yield an annual cash dividend of 7.5%. In addition, over the period of its minority interest ownership in Windset, Apio will recognize quarterly 20.1% of the change in the fair value of Windset and the amount will be reported as an unrealized gain or loss in nonoperating income. There was no change in fair value of Windset to be recognized for the last 2 weeks of the third quarter. Also under the terms of the agreement, Apio is entitled to designate one of five members on the Board of Directors of Windset.

4)	Any new updates on the Monsanto licensing program?

The program is progressing well and our efforts have expanded beyond chemistry laboratory trials to biological laboratory trials in order to evaluate performance in plants.

5)	When does the Monsanto license agreement expire and what occurs at that time?

The Monsanto license agreement expires on December 1, 2011. Landec will recognize $2.7 million in revenues and profits under the original terms of this agreement during the first six months of fiscal year 2012. On or before December 1, 2011, Monsanto can exercise its option to purchase the rights to the exclusive field for $10.0 million. If Monsanto does not exercise its option, Monsanto must pay Landec Ag, Landec’s wholly-owned seed coating subsidiary, a $4 million termination fee and all rights to the Intellicoat® seed coating technology will revert to Landec. If Monsanto exercises its purchase option, we expect to enter into a new long-term supply agreement with Monsanto pursuant to which Landec would continue to be the exclusive supplier of Intellicoat polymer materials to Monsanto.

If Monsanto elects to purchase the rights to the exclusive field, we expect to recognize a gain from the sale of the exclusive fields. Through the expiration of the Monsanto license agreement, Landec is required to assess the $4.8 million of goodwill associated with Landec Ag for impairment. Given the recent progress in this program, we believe there is a reasonable possibility that Monsanto will exercise its option, which is considered in determining the existence of impairment indicators, and will be considered in the Company’s next annual goodwill impairment test. At this point in time, the Company does not believe Landec Ag's goodwill is impaired.

6)	Are you considering new investment or acquisition initiatives?

Yes. Our new investment search is focused on opportunities where we can accelerate growth in our core businesses of food and biological materials. We have engaged an investment banking firm to assist us in identifying potential investment targets that have technology and commercial products that are synergistic with our polymer and biomaterials technologies. The investment banking firm has been working closely with both Landec’s V.P. of Business Development, Molly Hemmeter, and Lifecore’s V.P. of Business Development, Rick Curtis, to identify initial targets.

7)	What is the outlook for new licensing deals?

During the second quarter of fiscal year 2011 we began a collaborative technical evaluation program in the drug delivery area. We will provide updates as this collaboration progresses but we do not anticipate any new licensing deals from this evaluation program in the short term.

8)	What are Landec’s goals for the next 12 to 24 months?

Our goals are as follows: (1) grow Lifecore’s business and attempt to find technical synergies between Lifecore and Landec, (2) grow Apio’s food business and maintain Apio’s margins, (3) maintain a strong balance sheet, (4) find new investment opportunities for growth and margin enhancement, (5) support Chiquita with its roll-out plans for avocados, (6) support Monsanto with strong technical contributions, and (7) find new applications for BreatheWay packaging technology. We see growth opportunities and we are expanding our investment in R&D to take advantage of these opportunities, while continuing the shift in revenue mix to higher margin businesses, as evidenced in the results for the first nine months of fiscal year 2011.

9)	How do the results by line of business for the three and nine months ended February 27, 2011 compare with the same periods last year?

The results are as follows (unaudited and in thousands):
	Three months ended 2/27/11	Three months ended 2/28/10	Nine months ended 2/27/11	Nine months ended 2/28/10
Revenues:
Apio Value Added(a)	$47,704	$48,045	$128,911	$132,226
Apio Export (b)	12,178	8,489	48,296	43,265
Total Apio	59,882	56,534	177,207	175,491
Lifecore	12,157	—	26,964	—
Tech. Licensing (c)	1,470	1,599	4,459	4,517
Total Revenues	73,509	58,133	208,630	180,008

Gross Profit:
Apio Value Added	3,273	5,865	13,388	17,001
Apio Export	937	663	3,099	2,896
Total Apio	4,210	6,528	16,487	19,897
Lifecore	6,798	—	15,204	—
Tech. Licensing	1,470	1,599	4,459	4,517
Total Gross Profit	12,478	8,127	36,150	24,414

R&D:
Apio	284	275	753	876
Lifecore	1,046	—	3,191	—
Tech. Licensing	945	724	2,818	2,004
Total R&D	2,275	999	6,762	2,880

S,G&A:
Apio	3,199	3,047	9,411	9,159
Lifecore	1,357	—	3,608	—
Corporate	1,902	1,339	5,164	3,979
Total S,G&A	6,458	4,386	18,183	13,138

Other (d):
Apio	76	(16)	(80)	(235)
Lifecore	(198)	—	(672)	—
Corporate	(1,325)	(992)	(3,796)	(2,709)
Total Other	(1,447)	(1,008)	(4,548)	(2,944)

Net Income (Loss):
Apio	803	3,190	6,243	9,627
Lifecore	4,197	—	7,733	—
Tech. Licensing	525	875	1,641	2,513
Corporate	(3,227)	(2,331)	(8,960)	(6,688)
Net Income	$2,298	$1,734	$6,657	$5,452

a) Apio’s Value-Added business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.

b) Apio’s Export business includes (1) its commission-based commodity export business, and (2) its commission-based domestic buy/sell business through the fourth quarter of fiscal year 2010.

c) Included in Tech. Licensing are the Intellicoat® license fees from Monsanto and Landec Ag's R&D expenses beginning in the third quarter of fiscal year 2010.

d) Included in Other are net interest income/(expense) and non-operating income/(expense) and income tax expense.

CONTACT:
Landec Corporation
Gregory S. Skinner, 650-261-3677
Vice President Finance and CFO
or
EAS & Associates
Liz Saghi, 415-816-8868